Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Park Ha Biological Technology Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Ordinary Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.00002 per Ordinary Share (2)	Rule 457(o)	1,380,000	$6.00	$8,280,000	0.00014760	$1,222.13	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$8,280,000		$1,222.13
	Total Fees Previously Paid					-		$1,425.82
	Total Fee Offsets					-		-
	Net Fee Due							0

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the ordinary shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). We have granted the underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the ordinary shares to be offered by us pursuant to this offering (excluding ordinary shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts.

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.